Exhibit 10.32

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

AMENDMENT TO DISTRIBUTION AND DEVELOPMENT AGREEMENT

This Amendment (“Amendment”) is made effective as of January 1, 2004 (the “Amendment Effective Date”) by and between, STENTOR, INC., a Delaware corporation (“Stentor”), and IDX SYSTEMS CORPORATION, a Vermont corporation (“IDX”).

RECITALS

A. Stentor and IDX entered into a Distribution and Development Agreement dated November 15, 2000 (the “Original Agreement”), pursuant to which they agreed (i) to engage in development to facilitate the integration of certain Stentor products for archiving and viewing medical images and certain IDX products for automating the management of work flow in radiology practices and departments, and (ii) thereby to offer an integrated system for medical image management.

B. The parties have succeeded in offering such integrated system in North America, and now wish to amend certain provisions of the Original Agreement (as amended, including as amended by this Amendment, the “Agreement”) for the remainder of the Initial Term, ending November 15, 2005.

C. Among other things, the parties wish to continue their relationship during the remainder of the Initial Term (from January 1, 2004 to November 15, 2005) on a different basis such that, subject to the terms and conditions of the Agreement, (i) each party (each a “Licensee Party”) would have the worldwide right (but no obligation) to distribute the designated products of the other party (each a “Licensor Party”) as part of the MIMS System on a nonexclusive basis using the Licensee Party’s own branding, (ii) each Licensor Party would use commercially reasonable efforts to make available APIs to allow the Licensee Party to make calls to data elements of such Licensor Party products as part of the MIMS System, and (iii) each Licensor Party would continue to provide second-level support to the Licensee Party.

NOW, THEREFORE, in consideration of the mutual covenants and other terms and conditions set forth herein, the parties hereby agree as follows:

AGREEMENT

1.	Sections 4.1.1 through 4.1.5 will be deleted in their entirety and replaced with the following:

4.1.1 Additional API Request Process.

(a) As soon as reasonably practicable, but in no event later than January 9, 2004, IDX may provide to Stentor a detailed list of Stored Data Elements of Stentor to which IDX would like to interface. As soon as reasonably practicable, but in no event later than January 30, 2004, Stentor shall respond to such list with an indication as to (a) whether it believes it is commercially practicable to permit IDX to interface to such Stored Data Elements and (b) if so, the estimated schedule for any development that would reasonably be required in connection with making available access to such Stored Data Elements (e.g., developing the related APIs). If the parties cannot agree on the commercial practicability and development schedule for the requested Stored Data Elements, the parties shall meet no later than February 9, 2004 and use commercially reasonable efforts to reach agreement by February 13, 2004. If the parties cannot agree by February 13, 2004, each party may escalate the matter, and the parties will engage in mediation to resolve the dispute, in accordance with the process set forth in Section 10.19. Stentor shall undertake commercially reasonable efforts to implement the mutually agreed APIs by version 3.5 of the Stentor Products, which Stentor anticipates being released in approximately the third calendar quarter of 2004, and to the extent commercially reasonable efforts would not allow inclusion in version 3.5 but would in the subsequent version, by such subsequent version. The period between the Amendment Effective Date and the release of version 3.5 of the Stentor Product is referred to herein as the “Catch-Up Period”. Thereafter, during the remainder of the Initial Term, each party (as Licensee Party) may (no more often than twice a year) make a request for additional Stored Data Elements of the Licensor Party to which the Licensee would like to interface, and the Licensor Party will respond with an indication as to (i) whether it believes it is commercially practicable to permit the Licensee Party to interface to such Stored Data Elements, and (ii) if so, the estimated schedule for any development that would be reasonably required in connection with making available such Stored Data Elements (e.g., developing related APIs). If the parties cannot agree on such issues, each party may escalate the matter, and the parties will engage in mediation to resolve the dispute, in accordance with the process set forth in Section 10.19. The parties anticipate that the work described above will require approximately one engineer (full-time equivalent) after the Catch-Up Period, and that Stentor likely will need to devote additional resources during the Catch-Up Period. For purposes of this Section 4.1.1, “Stored Data Elements” means (A) in the case of Stentor, data elements stored by Stentor that are received by Stentor either through interface messaging, such as HL7, or through DICOM messages associated with an image, or the Stentor-stored output of functional events generated by routines provided or accessed by Stentor (e.g., measurements, 3D analysis outputs), and (B) in the case of IDX, data elements stored by IDX that are received by IDX or the IDX-stored output of functional events generated by routines provided or accessed by IDX.

(b) Each party (as Licensee Party) shall, at the Licensor Party’s request, dedicate resources to be and remain knowledgeable about and up to date on the products of the other party (i.e., the Stentor Products or IDX Products, as applicable), including their APIs. Such efforts shall include dedicating no less than one (1) person to working on APIs with the Licensor Party and having such person(s) attend training sessions at the Licensor Party’s request regarding APIs.

(c) Each party (as Licensee Party) shall use commercially reasonable efforts to make use of existing APIs of the Licensor Party before requesting access to additional data elements or the development of any new APIs of the Licensor Party. In any event, the Licensor Party will have no obligation to make available any data element, provide any API or engage in any other activity that would or could reasonably affect the existing or future integrity, stability, compatibility, functionality or performance of any product (including any data used by a product).

(d) Each party (as Licensee Party) may use data elements and APIs made available by the Licensor Party (including any related materials or information) solely as part of the MIMS System to allow the Licensee Party products included in the MIMS System to interface to data stored by the Licensor Party’s products included in the MIMS System. The above limitation shall not apply to data elements and APIs supporting industry standards, e.g., DICOM Query Retrieve.

(e) Should either party (as Licensee Party) enter into any agreement with a third party that involves access to or use of any data element or APIs of the Licensor Party by a product or service of the third party, the Licensee Party shall not include any exclusivity or other similar provision affecting the right of the third party and the Licensor Party to work together or to have the third-party product or service interface with products of the Licensor Party.

4.1.2 Early Test Participation. To the extent consistent with third-party contractual obligations, each Licensor Party shall provide to the Licensee Party the opportunity to participate in early testing programs for new releases of the Stentor Products (in the case of Stentor) or IDX Products (in the case of IDX) to be available to the Licensee Party for use as part of the MIMS System. The parties acknowledge and agree that the purpose of such participation is intended to permit the Licensee Party to provide feedback at the alpha or beta product stage no later than any other customer of the Licensor Party. The parties also acknowledge and agree that participation in such early testing is subject to the reasonable requirements of the Licensor Party, including, but not limited to, testing only in a non-production environment on a separate server, appropriate disclaimers of liability and warranties, reasonable confidentiality and security terms, the receipt of useful feedback from the Licensee Party, and the availability of a competent technical coordinator at the Licensee Party for such testing.

4.1.3 Web Compatibility. IDX acknowledges that Stentor is migrating to a Web services-based platform that will not support existing APIs. The general release of the version of the Stentor Products that does not support existing APIs will in no event occur earlier than November 15, 2005. IDX acknowledges that for Stentor Products not on the above-mentioned Web services-based platform, Stentor’s commercially reasonable efforts to provide support, as specified in Section 8.1 of the Agreement, shall thereafter be limited to bug fixes (i.e., correction of errors and nonconformity with Stentor’s published documentation). Stentor acknowledges and agrees that it will maintain backwards compatibility of existing APIs from the Amendment Effective Date until November 15, 2005, except for reasonable changes required for maintenance or support purposes (e.g., to resolve unintended API conflicts).

2.	Sections 5.1 and 5.2 shall be replaced in their entirety with the following, which shall be deemed to be effective as of the Effective Date of the Original Agreement:

5.1 Ownership; In General. Except for the rights expressly granted herein to Stentor, IDX reserves and retains all right, title and interest (including without limitation patents, trade secrets and copyrights) in the IDX Products, and all customizations, additions, modifications, changes, enhancements, improvements, and derivative works thereof made by IDX or by a third party on behalf of IDX, and all rights therein and copies thereof. Except for the rights expressly granted herein to IDX, Stentor reserves and retains all right, title and interest (including without limitation patents, trade secrets and copyrights) in the Stentor Products, and all customizations, additions, modifications, changes, enhancements, improvements, and derivative works thereof made by Stentor, or by a third party on behalf of Stentor, and all rights therein and copies thereof.

5.2 Ownership to Works Created Under the Development Plan.

(a) Any Intellectual Property developed by Stentor and any derivative works of Stentor Products developed by Stentor or a third party contractor of Stentor pursuant to the Development Plan shall be owned by Stentor. Any Intellectual Property developed by IDX and any derivative works of IDX Products developed by IDX or a third party contractor of IDX pursuant to the Development Plan shall be owned by IDX. Any Intellectual Property jointly developed by IDX and Stentor (i.e., patents or trade secrets as to which employees or contractors of both parties are joint inventors or copyrightable subject matter as to which the parties or their employees or contractors are joint authors) pursuant to the Development Plan shall be jointly owned by IDX and Stentor and each of IDX and Stentor (or any successor to, or assignee of, or licensee of IDX or Stentor) shall be free to use such Intellectual Property without interference from the other party and without any obligation to make any payment or account for any profits, except as otherwise provided for in this Agreement. Such joint ownership shall apply only to the specific modules, elements or other subject matter that are the result of the joint development, and not to other modules, elements or other subject matter. Notwithstanding any previous assertions by the parties to the contrary, the provisions in this Amendment set forth the parties’ understanding and intent with respect to the ownership of Intellectual Property.

(b) Each party believes that it has not made and that it will not make any patent application for a patent constituting a Conflicting Patent that covers the core technology of the other party. “Conflicting Patent” means such a patent that is applied for before or within one year after the Amendment Effective Date for an invention made before the Amendment Effective Date resulting from joint development efforts under the Development Plan where the invention (i) is based on the technology of the other party and (ii) is directed toward and embodied in a PACS system (in the case of IDX as patent holder) or a product for automating the management of work flow in radiology practices and departments (in the case of Stentor as patent holder). If a party believes that an issued patent of the other party is a Conflicting Patent, then the parties shall discuss in good faith the facts and circumstances regarding such patent and whether such patent constitutes a Conflicting Patent and, if so, the possibility of a license of such patent. If the parties cannot reach agreement as to the appropriate treatment of such patent, then either party may submit the matter to a mutually agreeable third party for nonbinding mediation in accordance Section 10.19.

3.	Section 5.3.1 shall be replaced in its entirety with the following:

5.3.1 IDX hereby grants to Stentor a non-exclusive, non-transferable (except as provided in Sections 2.4 and 10.14) term license to market and sublicense, and in connection therewith to sell, offer for sale, copy, use, distribute, perform, display, modify, make derivative works of and Merge, the IDX Products, only as they may be Merged into the MIMS System, provided that (subject to Section 5.6) Stentor may do so only to Persons that are not Stentor License Exclusion Customers. Notwithstanding the limited scope of this license, Stentor may communicate with, and demonstrate, perform and display the MIMS System to, Stentor License Exclusion Customers to make them aware of the availability of the MIMS System from IDX and to provide information to Stentor License Exclusion Customers regarding the MIMS System. “Stentor License Exclusion Customers” shall mean those customers in the Territory or [**] that meet the definition of “Stentor License Exclusion Customers” in the Agreement and have been included in the parties’ list of Stentor License Exclusion Customers as of the Amendment Effective Date (an initial version of which shall be provided by the parties no later than fifteen (15) business days after execution of this Amendment), as such list may be modified by the parties from time to time in accordance with the Agreement.

4.	Section 5.4 and 5.5 shall be replaced in their entirety with the following:

5.4 Stentor Products. Stentor hereby grants to IDX a non-exclusive, non-transferable (except as provided in Sections 2.4 and 10.14) term license to market and sublicense (including through one or more Distribution Partners acceptable to Stentor), and in connection therewith to sell, offer for sale, copy, use, distribute, perform, display, modify, make derivative works of and Merge, the Stentor Products, only as they may be Merged into the MIMS System.

5.5 Territory. This Agreement, including the licenses granted hereunder, shall apply to the parties worldwide, provided that the Parties will be subject to certain restrictions in the Territory (as well as in [**]) as set forth in Section 6.1. The “Territory” is redefined to mean the [**].

5.	The parties acknowledge and agree that nothing in the Agreement restricts the use of the MIMS System by either party (as Licensee Party) to, or changes the pricing for, any particular field of use (i.e., there is no restriction on use in, or difference in pricing for use in, medical specialties other than radiology), provided that the foregoing will not imply any obligation to provide (a) additional support as a result of use outside radiology, (b) any APIs to support use outside radiology, or (c) any products designed for use outside radiology (i.e., other than the Stentor Products and IDX Products included in the MIMS System).

6.	Section 5.6 shall be replaced in its entirety with the following:

5.6 Treatment of Stentor License Exclusion Customers. If a Stentor License Exclusion Customer (other than existing customers of Stentor as set forth in Attachment A, which Attachment A will be completed within fifteen (15) business days after execution of this Amendment) seeks to acquire the MIMS System from Stentor, Stentor will inform the customer that it should contact IDX. If the customer nonetheless expresses an interest in acquiring the MIMS System from Stentor, Stentor will notify IDX and will refrain for a period of forty-five (45) days (after such notice) from sales activities targeted at the customer. Forty-five (45) days after Stentor has provided the above-referenced notice to IDX, Stentor may contact the customer and, if the customer remains interested in acquiring the MIMS System from Stentor, the customer shall be deemed not to be a Stentor License Exclusion Customer. Should the customer (other than the customers set forth in Attachment A) then purchase the MIMS System from Stentor, Stentor shall (unless the parties otherwise agreed) pay IDX [**] percent ([**]%) above the normal royalty for such MIMS System for the remainder of the Interim Term, and shall further pay IDX half of the commission that would normally be payable to Stentor’s sales force for making such sale if the customer were not a Stentor License Exclusion Customer. This Section 5.6 shall apply to customers within the Territory and the [**] but not elsewhere. Stentor acknowledges that it will provide IDX with appropriate current and future product information required for IDX to effectively represent the MIMS System to prospective customers, when Stentor provides such information generally to Stentor’s own sales force, and promptly respond to IDX inquiries regarding the MIMS System, with the objective that IDX sales representatives should be no less informed about the MIMS System than their Stentor counterparts. IDX acknowledges that Stentor will provide the information and related training to IDX’s sales trainers and that IDX is responsible for disseminating the information to IDX’s sales representatives.

7.	The following Section 5.7 will be added to the Agreement:

Each party (as Licensee Party) acknowledges that the other party (as Licensor Party) will have control over its own APIs, including the right to negotiate licenses for the APIs with third parties. Notwithstanding the above, this Section 5.7 shall not be construed to prevent, or require additional payment for, any APIs licensed or otherwise provided by the Licensor Party to the Licensee Party from being used by the Licensee Party in connection with Providing a MIMS System under the Agreement, even if such use includes providing the APIs to a third party, provided that such third party has entered into the Licensor Party’s form of license agreement with respect to such APIs (which form will not require third party-by-third party execution by the Licensor Party) and provided that a copy of each such license agreement is delivered to the Licensor Party. The parties acknowledge that the foregoing does not apply to industry standard interfaces such as DICOM Query Retrieve.

8.	The parties agree that the IDX Drivers (including any updates and upgrades to IDX Drivers and any new IDX Drivers) will, effective as of the Amendment Effective Date, be included in the licenses granted and the services provided by IDX to Stentor (to the same extent as the other IDX Products) and that no separate license or maintenance fees will be payable with respect thereto.

9.	The following sentences shall be added to Section 6.1.1 after the first sentence of Section 6.1.1 (i.e., the sentence beginning “Stentor shall not (i) Provide” and ending “Stentor Products in the Territory”):

Stentor shall not authorize or license [**], or the successor of any of them, to Provide the MIMS System or the Stentor Products in the [**]. Nothing in this Section 6.1.1 shall be construed to prohibit or disturb any relationship between Stentor and any third party (including a third party that may become a successor to [**]) to the extent such relationship was not and is not formed in breach of the Agreement (and, for purposes of this Section 6.1.1, “successor” of an entity means the business operation of such entity, but does not include the other business operations of such third party).

10.	Section 6.2 is deleted in its entirety.

11.	The obligations set forth in Sections 6.3 and 6.4 regarding the use of the other party’s marks are no longer in effect. The rights set forth in Sections 6.3 and 6.4 regarding the use of the other party’s marks will remain in effect only until December 31, 2004. After such time, the affected party shall not use any of the names, marks or branding of the other party in or with the affected party’s products or in marketing, support or distribution activities (including press or public relations materials). Nothing in the foregoing shall be deemed to prohibit a party from making factual descriptions regarding the other party’s products in general materials about such party and its products (provided that the materials are not designed for marketing, press or public relations purposes).

12.	Section 7.1 shall be replaced in its entirety with the following:

7.1 Compensation; Payment. IDX and Stentor shall be entitled to compensation for their respective licensing to the other of their respective rights and technology incorporated into the MIMS System as set forth in the amended Exhibit E attached to the Amendment. The compensation schedule set forth in the amended Exhibit E will become effective as of December 31, 2003 (and the “true ups” contemplated by such amended Exhibit E will constitute the final resolution of any royalties, reimbursements or other payments required for the period before December 31, 2003 and are due and payable as of December 31, 2003).

13.	The parties acknowledge that, while their rights under this Agreement with respect to the other’s products (i.e., the IDX Products and Stentor Products) are worldwide as of the Amendment Effective Date, the parties’ support obligations as to countries outside the Territory will not be materially greater than such obligations as to countries in the Territory (e.g., IDX would not be obligated to fix a [**] bug, but would be obligated to address a technical error that could also occur in a country in the Territory) unless the other party agrees to pay for the additional support work (the cost of which additional work the parties will negotiate in good faith, and, if the parties are unable to agree on such cost, the party will carry out the work on a time and materials basis, at reasonable rates and on other terms and conditions which are, as a whole, no less favorable to the other party than those made available to comparable customers of the party doing the work for comparable work).

14.	IDX and Stentor represent and warrant that their statements in Sections 9.1.3 and 9.2.3, respectively, with respect to patents are true, to such party’s knowledge, up to and as of the Amendment Effective Date, and the parties make no further representations and warranties as to noninfringement of patents.

15.	Section 10.1 shall be replaced in its entirety with the following, which shall be deemed to be effective as of the Effective Date of the Original Agreement:

10.1.1 Confidential Information. Each Party (as “Receiving Party”) shall use the same care and measures to prevent the unauthorized disclosure and dissemination of the Confidential Information of the other Party (as “Disclosing Party”) as the Receiving Party uses for its own confidential information or material of a similar nature. Such measures may include instructing and requiring recipients of Confidential Information to maintain the confidentiality of such Confidential Information and restricting disclosure of such Confidential Information to those representatives of the Receiving Party and its affiliates, its and their contractors, suppliers and licensees, and other authorized third parties who have a “need to know” consistent with the purposes for which such Confidential Information is disclosed, if and to the extent the Receiving Party uses such measures for its own confidential information or material of a similar nature. The Receiving Party further agrees not to remove or destroy any proprietary rights or confidentiality legends or markings placed upon any documentation or other materials by the Disclosing Party.

“Confidential Information” means any technology, information and materials related to research, products, services, hardware or software, inventions, processes, designs, drawings, engineering or other technology that is supplied or licensed by either party after the Effective Date (as the Disclosing Party) to the other party (as the Receiving Party) and which is designated in writing as proprietary or confidential (or with a similar designation) or, if disclosed orally or by demonstration, is designated as confidential or proprietary at the time of disclosure and summarized in a writing so designated within thirty (30) days of the initial disclosure.

10.1.2 Non-Confidential Information; Permitted Disclosures. Confidential Information shall not include, however, information or material which (i) is or becomes available to the relevant public other than as a result of a wrongful act or omission by the Receiving Party, (ii) was available to the Receiving Party (without a duty of confidentiality owed to the Disclosing Party with respect to such information or material) prior to its receipt from the Disclosing Party, (iii) becomes available to the Receiving Party from a Person not otherwise bound by a confidentiality agreement with the Disclosing Party with respect to such information or material, or (iv) was independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information. Further, notwithstanding Section 10.1.1, the Receiving Party may disclose the Disclosing Party’s Confidential Information in the event that the Receiving Party is required (by the disclosure requirements of any rule, regulation, or form of any governmental authority or securities exchange or by interrogatories, requests for information or request for documents by any governmental authority or other party in legal proceedings, subpoenas, civil investigative demands, or other similar processes) to disclose such Confidential Information, provided that the Receiving Party so required shall provide the Disclosing Party with prompt written notice of any such requirement so that the Disclosing Party may object to production and seek a protective order or other appropriate remedy, and/or waive compliance with the provisions of this Agreement. If the Disclosing Party objects to production and seeks a protective order or other appropriate remedy, the Receiving Party shall exercise commercially reasonable efforts (at the sole expense of the Disclosing Party) to cooperate, including, without limitation, by cooperating with the Disclosing Party to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information.

10.1.3 Residuals. Notwithstanding anything in the Agreement to the contrary, either party may use or disclose residual information for any purpose, including without limitation use in development, manufacture, promotion, sale and maintenance of its products and services, provided that this right to residual information does not constitute and shall not imply a license under any patents or copyrights of the other party. “Residual information” means any information that is retained in the unaided memories of a party’s personnel without ongoing use of the tangible embodiment of the other party’s Confidential Information. An individual’s memory is unaided if the individual has not intentionally memorized the Confidential Information for the purpose of retaining and subsequently using or disclosing it.

16.	The following sentences shall be added to the end of Section 10.3:

Each party shall apply for and use commercially reasonable efforts to obtain by December 2004 the necessary regulatory and other approvals and clearances (e.g., Food and Drug Administration 510(k) premarketing approvals or clearances or the equivalent) required for its activities hereunder (including the sale or license of the MIMS System) at each party’s own sole expense and responsibility. Each party shall reasonably confer and cooperate with the other party to assist the other party in complying with any applicable export control regulations. Each party agrees that, if and for so long as it uses or operates under any regulatory or other approvals or clearances of the other (a) it will comply strictly with the other party’s quality system requirements, including those for integration, installation, training and support, as required to maintain the MIMS System in compliance with such regulatory or other approvals or clearances, and (b) it will not Provide the MIMS Systems unless it is in compliance with the regulatory or other approvals or clearances.

17.	Section 10.6 (but not Section 10.6.1 through 10.6.4) shall be replaced in its entirety with the following:

Each party (an “Indemnifying Party”) will defend the other party, its officers, employees, and agents (each an “Indemnified Party”) against, and pay any damages (including costs and attorneys’ fees) awarded against an Indemnified Party by a court of competent jurisdiction (or pay any settlement of such claim agreed to by the Indemnifying Party) (“Losses”) resulting from, any claim, suit, or demand by any third party (“Third Party Claim”) (i) for injuries to or deaths of persons or loss of or damage to property arising out of the Indemnifying Party’s products or services as provided to the Indemnified Party, unless the Indemnified Parties shall have acted outside the scope of their rights under this Agreement or the injuries, death, loss or damage results from an act or omission of the Indemnified Party; (ii) for injuries to or deaths of persons or loss of or damage to property arising out of the willful misconduct of the Indemnifying Party, its employees, officers, or agents in connection with the Indemnifying Party’s performance of this Agreement, except to the extent caused by the negligence of any Indemnified Party; and (iii) that the Indemnifying Party’s products, or any component thereof, as provided to the Indemnified Party infringes any patents, copyrights, trademarks, trade secrets or other proprietary rights of the third party.

18.	Section 10.6.2 shall be replaced in its entirety with the following:

An Indemnified Party shall notify the Indemnifying Party promptly of any claim for which the Indemnifying Party is responsible and shall cooperate with the Indemnifying Party in every commercially reasonable way to facilitate the defense of any such claim, provided that the Indemnified Party’s failure to notify the Indemnifying Party shall not diminish the Indemnifying Party’s obligations under this Section except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure. The Indemnified Party shall authorize and allow Indemnifying Party to have sole control of the defense and settlement of the claim, provided that that the Indemnifying Party shall not, without the consent of the Indemnified Party, enter into any settlement or agree to any disposition that imposes an obligation on the Indemnified Party that is not wholly discharged or dischargeable by the Indemnifying Party, or imposes any conditions or obligations on the Indemnified Party other than the payment of monies that are readily measurable for purposes of determining the monetary indemnification or reimbursement obligations of Indemnifying Party. An Indemnified Party shall at all times have the option to participate in any matter or litigation through counsel of its own selection and at its expense.

19.	The addresses for the parties in Section 10.9 shall be replaced with the following:

Stentor, Inc.

5000 Marina Boulevard

Brisbane, CA 94005-1811

Attention: Oran Muduroglu

Facsimile: 650-228-5566

With a copy to the Corporate Counsel of Stentor.

IDX Systems Corporation

40 IDX Drive

P.O. Box 1070

Burlington, VT 05402-1070

Attention: President

Facsimile: 802-865-3681

With a copy to the General Counsel of IDX.

20.	The following sentences shall be added to the end of Section 10.10:

Without limitation of the generality of the foregoing, the parties acknowledge that the requirements of this Section 10.10 apply to statements concerning the relationship between IDX and Stentor—for example “end-of-life” plans for the MIMS System, limitations on further development of the MIMS System, and limitations on support for the MIMS System. The parties will work together to agree on how such matters will be described and will instruct appropriate marketing and sales personnel to be consistent with such mutually agreed to descriptions in their marketing and sales activities.

21.	Section 10.14 shall be replaced in its entirety with the following:

10.14 Assignment. This Agreement shall be binding upon the parties and their respective successors and permitted assigns and their Affiliates Controlled by them, respectively. Neither party may assign this Agreement without the prior written consent of the other party, except that either party hereto may assign this Agreement to any Person that acquires all or substantially all of the assets of (i) in the case of IDX, IDX’s Radiology Information Systems Division, and IDX shall be relieved of any obligation or liability hereunder, or (ii) in the case of Stentor, Stentor’s PACS business, and Stentor shall be relieved of any obligation or liability hereunder. If (i) IDX shall sell or transfer any of its assets, other than the assets of IDX’s Radiology Information Systems Division, to a Person that is not an Affiliate of IDX, or if (ii) Stentor shall sell or transfer any of its assets, other than the assets of the PACS business, to a Person that is not an Affiliate of Stentor, then such Person shall not have any obligations or liabilities under this Agreement and the assets transferred shall not be encumbered by or subject to this Agreement in any way.

22.	The following sentence shall be added to the end of Section 10.19:

Except as provided herein, no civil action with respect to any dispute, claim or controversy arising out of or relating to this Agreement may be commenced until the matter has been submitted for mediation as described below. Either party may commence such mediation by providing to the other party a written request for mediation, setting forth the subject of the dispute, claim or controversy and the relief requested. The parties will cooperate with one another in selecting a mediator and in scheduling the mediation proceedings. The parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator, are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Notwithstanding the foregoing, either party may seek equitable relief, whether or not prior to commencement of the mediation (e.g., to preserve the status quo pending the completion of the mediation process or to prevent irreparable harm). Except for such an action to obtain equitable relief, neither party may commence a civil action with respect to the matters submitted to mediation until after the completion of the initial mediation session, or forty-five (45) days after the filing of the written request for mediation, whichever occurs first. Mediation may continue after the commencement of a civil action, if the parties so desire. The provisions of this Section 10.19 may be enforced by any court of competent jurisdiction, and the party prevailing in the enforcement action shall be entitled to an award of fees, costs and expenses, including attorney’s fees, as the court ordering the enforcement may determine to be equitable.

23.	Continuation of Provisions. Except as expressly set forth herein, all other terms and conditions of the Original Agreement shall remain in full force and effect. In the event of any inconsistency or conflict between this Amendment and the Original Agreement, the terms, conditions and provisions of this Amendment shall supersede the Original Agreement and shall govern and control. Except as expressly defined or otherwise modified herein, all capitalized terms in this Amendment have the same meanings as set forth in the Original Agreement. If a defined term is defined both in this Amendment and in the Original Agreement, then the term shall have the meaning set forth in this Amendment.

24.	Authorization. Each party represents and warrants that it possesses the right and capacity to enter into this Amendment. Each party represents and warrants to the other party that this Amendment has been duly authorized, executed and delivered by it and constitutes its valid and legally binding agreement with respect to the subject matter contained herein.

25.	Entire Agreement. The Original Agreement, as amended by this Amendment, constitutes the complete and exclusive statement of the agreement between the parties and supersedes all prior and contemporaneous proposals and understandings, oral and written, relating to the subject matter contained therein.

IN WITNESS THEREOF, the parties have executed this Amendment by their duly authorized representatives.

STENTOR, INC.	IDX SYSTEMS CORPORATION

/s/ Oran Muduroglu	/s/ James H. Crook, Jr.
Oran Muduroglu	James H. Crook, Jr.
Printed Name	Printed Name

Title President	Title Chief Executive Officer

Date 12/31/03	Date 12/31/03

Exhibit E to the Amendment to the Distribution and Development Agreement

I. Scope.

A. Payment Structure

Payments between the parties will consist of four components: (1) Initiation Royalties paid upon execution of a new customer agreement, (2) Sustaining Royalties paid over the life of a customer agreement, (3) a fee for dormant archives and (4) one-time true-up payments for outstanding liabilities.

B. Transition to New Payment Structure

Contracts signed after June 30, 2003 will be covered solely by the provisions described in this Exhibit and not by the payment provisions of the un-amended Agreement. Contracts signed prior to July 1, 2003 will be treated as follows:

1.	All royalties recorded and paid prior to July 1, 2003 will be retained.

2.	Royalties paid since July 1, 2003 shall be reversed as described in Section V.C.1 below.

3.	Contracts signed prior to July 1, 2003 will not be subject to an Initiation Royalty or any Sustaining Royalty for Managed Study Volume incurred prior to July 1, 2003.

4.	Contracts signed prior to July 1, 2003 will be subject to Sustaining Royalties beginning July 1, 2003. Their studies will be included in Managed Study Volume for purposes of determining the Sustaining Tier Rate.

II. Calculating Initiation Royalties.

The party entering into a contract subject to these terms (the “Contracting Party”) will pay to the other party an “Initiation Royalty” at the end of each calendar quarter. Such Initiation Royalty will be based on [**] and [**] for the [**] that the Contracting Party enters into during the year. The Initiation Royalty will be calculated by multiplying the [**] times [**]

Initiation Royalty = [**] x [**]

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A. Definition of Average Annual Studies

Average Annual Studies is the sum of [**] for all MIMS System contracts for Diagnostic and/or Archive products signed during a quarter.

Contracts shall include both (1) new contracts and (2) additional volume/duration contracts for an existing customer. For each contract included in the calculation, its contribution shall be the higher of [**], summed for all years of the contract term (not to exceed 7 years), divided by the years of the contract term (not to exceed 7 years). Such projection will be based on the Contracting Party’s good faith estimate at the time of execution of the agreement. Each Party shall estimate in advance the Average Annual Studies it expects to sign during the ensuing year (“Estimated Average Annual studies”). That estimate shall be the basis for determining the Initiation Tier Rate as defined below.

Average Annual Studies = Total of (Number of estimated studies under a given contract (for up to seven years) / number of years in contract (for up to seven years))

Example for 3 contracts signed in Q1’2004 (studies in thousands):

	Avg.	Yr1	Yr2	Yr3	Yr4	Yr5
Contract #1	[**]	[**]	[**]	[**]	[**]	[**]

Contract #2	[**]	[**]	[**]	[**]	[**]

Contract #3	[**]	[**]	[**]	[**]

[**]

Average Annual Studies – [**]

B. Definition of Initiation Tier Rate

For Diagnostic and/or Archive Contracts:

The Initiation Tier Rate is the rate charged [**] to compute the Initiation Royalty each quarter. The rate for Diagnostic and/or Archive contracts will be based on Estimated Average Annual Studies as follows:

Average Annual Studies (thousands)	IDX		Stentor

0-1,000	$	[**]	$	[**]

1,000-1,999	$	[**]	$	[**]

2,000-2,999	$	[**]	$	[**]

3,000-3,999	$	[**]	$	[**]

4,000+	$	[**]	$	[**]

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Assuming that IDX and Stentor each project an Estimated Average Annual Study of [**], then using the example above, IDX would pay Stentor an Initiation Royalty of [**] x $[**] = $[**]. If Stentor had signed the same number of Average Annual Studies, it would pay IDX an Imitation Royalty of: [**] x $[**] = $[**].

If a portion of Average Annual Studies were for contracts that are either “Diagnostic-only Studies” or “Stored-only Studies”, the Initiation Royalty for that portion would be the applicable Initiation Tier Rate times [**]%.

C. Adjustment to actual signed Average Annual Studies

At the end of each calendar year the parties shall compare “Actual Average Annual Studies’ to Estimated Average Annual Studies. If Actual Average Annual Studies places the party in a different Initiation Tier Rate than it used during the year to pay Initiation Royalties, the party shall make an adjustment payment to the other in the amount of Actual Average Annual Studies times the difference in the Initiation Tier Rates.

For Enterprise Contracts:

For Enterprise contracts, the calculations would be made as above, except the Initiation Tier Rate would be based on Diagnostic and/or Archive Average Annual studies for that quarter, the Initiation Royalty per study would be [**]% of the Diagnostic and/or Archive amount, and the Enterprise studies used to compute the royalty will be based on viewed studies rather than total DICOM studies (the Average Annual Viewed Enterprise Studies). For example, if two Enterprise contracts were signed in the same quarter as the Initiation Royalty for IDX would be: [**] x ($[**] x [**]%) = $[**]. A similar adjustment to actual studies would be made as described above.

III.	Calculating Sustaining Royalty.

A Contracting Party will pay to the other party an ongoing royalty each quarter based on total new managed studies for that quarter, whether from ASP or Capital contracts for the MIMS System, (The “Sustaining Royalty”). The Sustaining Royalty will be calculated by multiplying the [**] times the [**].

Sustaining Royalty = [**] x [**]

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A. Definition of Managed Study Volume

Managed Study Volume means the quarterly sum, across all customers who are in live clinical use of total MIMS System DICOM actual new stored Studies plus, for customers which are not archiving, [**]. Managed Study Volume excludes totals from customer contracts that have been terminated, under which the customer is not paying maintenance or dormant archives that are subject to the dormant archive fee described below. Studies that the Contracting Party deems to be “Diagnostic-only Volume” or “Stored-only Volume” will be itemized separately.

B. Definition of Sustaining Tier Rate

The Sustaining Tier Rate is the per study royalty rate applied to Managed Study Volume to compute the Sustaining Royalty each quarter. The Sustaining Tier Rate is based on Quarterly Managed Study Volume as follows:

Managed Study Volume	IDX		Stentor

0-625,000	$	[**]	$	[**]

626,000-1,249,000	$	[**]	$	[**]

1,250,000-1,875,000	$	[**]	$	[**]

1,876,000-2,499,000	$	[**]	$	[**]

2,500,000+	$	[**]	$	[**]

For Diagnostic-only Volume and Stored-only Volume:

For the portion(s) of Managed Study Volume that were either “Diagnostic-only Volume” or “Stored-only Volume,” the Sustaining Royalty will be the applicable Sustaining Tier Rate times [**]%.

For Enterprise Contracts:

For Enterprise contracts, the calculations will be done as above, except the Sustaining Tier Rate will be based on Diagnostic and/or Archive Managed Study Volume for that quarter, the Sustaining Royalty per study will be [**]% of the Diagnostic and/or Archive amount, and the Enterprise studies used to compute the royalty will be based on [**] rather than [**]. For example, if the Enterprise Viewed Studies Volume totaled [**] for the quarter, then the Enterprise Sustaining Royalty for IDX would be: [**] x ($[**] x [**]%) = $[**].

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Example of Sustaining Royalty.

For the example outlined below, a Managed Study Volume of [**] studies for the quarter is assumed, broken down as follows:

Managed Study Volume:	[**]

Stored Volume	[**]

Diagnostic-only Volume	[**]

Stored-only Volume	[**]

The Managed Study Volume of [**] would result in Sustaining Tier rate of $[**] for IDX and $[**] for Stentor, and the Sustaining Royalty payable by IDX and Stentor would be:

	IDX	Stentor

Stored Volume	$[**]	$[**]

[**]

Diagnostic-only Volume	$[**]	$[**]

[**]

Stored-only Volume	$[**]	$[**]

[**]

Total Sustaining Royalty	$[**]	$[**]

IV. Additional Fees.

A. MIMS System Dormant Archive Fee

In the event that a customer’s MIMS System archive is a “Dormant Archive” as defined by either (1) no longer storing new MIMS System studies or (2) storing new studies at a quarterly rate of 10 percent or less of their highest quarterly Managed Study Volume (the “Maximum Managed Study Volume”); an ongoing quarterly payment will be owed to the supporting party until such time that the archive is no longer on-line. The Dormant Archive Fee shall be based on the customer’s highest annual [**] during its contract term, divided by [**] (the “Dormant Archive Volume”) and then multiplied by the following fee per study:

1.	For Stentor Customers: $[**] per quarter per Dormant Archive Volume ($[**] per year).

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2.	For IDX Customers: $[**] per quarter per Dormant Archive Volume ($[**] per year).

B. Prior Contract “True Up”

1.	IDX and Stentor have agreed to a one-time correction of outstanding royalty compensation and service fees for 2003. The following corrections represent both parties’ best efforts to a) reconcile royalty calculations (including restatement of net revenue as required) that were exchanged prior to July 1, 2003 under the previous agreement, b) calculate royalty compensation under this new agreement for July 1, 2003 through September 30, 2003, including royalties paid from July 1, 2003 to September 30, 2003, c) finalize service fees associated with Stentor Disaster Recovery Service, and reconcile outstanding fees owed to Stentor by IDX for these services in 2003. The parties agree that all royalties through September 30, 2003 are therefore paid in full and not subject to future adjustments.

2.	Summary of one-time corrections.

a.	June 30, 2003 and Prior royalty compensation corrections:

i. IDX has a debit to Stentor in the amount of $[**]

ii. Stentor has a debit to IDX in the amount of $[**]

b.	July 1, 2003 through September 30, 2003, previous contract payment reversal:

i. IDX has a credit to Stentor in the amount of $[**]

ii. Stentor has a credit to IDX in the amount of $ [**]

c.	July 1, 2003 through September 30, 2003 new royalty compensations:

i. IDX has a debit to Stentor in the amount of $ [**]

ii. Stentor has a debit to IDX in the amount of $ [**]

d.	Device Driver royalty compensation correction:

i. Stentor has a debit to IDX in the amount of $ [**]

e.	Service Fees for Stentor Disaster Recovery Service

i. IDX has a debit to Stentor in the amount of $ [**]

3.	Stentor agrees to pay the balance of $[**] in cash within 60 days of the Amendment Effective Date.

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